Exhibit 4.3

AMENDMENT NO. 5

TO

Convertible Promissory Note

This AMENDMENT No. 5 (this “Amendment”) is entered into by and between Company and Holder (each as defined below), effective as of December 23, 2022 (the “Effective Date”), binding on the undersigned parties as of that date.

RECITALS

Digerati Technologies, Inc. (“Company”) and LGH Investments, LLC (“Holder”) entered into that certain Convertible Promissory Note (the “Note”) dated July 27, 2020 in the amount of $275,000.00 (the “Loan Amount”). Capitalized terms not otherwise defined have the meaning set forth in the Note.

WHEREAS, Holder and Company entered into Amendment No. 1 to the Note on January 28, 2021;

WHEREAS, Holder and Company entered into Amendment No. 2 to the Note on July 31, 2021;

WHEREAS, Holder and Company entered into Amendment No. 3 to the Note on February 14, 2022;

WHEREAS, Holder and Company entered into Amendment No. 4 to the Note on July 26, 2022;

WHEREAS, the parties have agreed to extend the maturity date of the Note subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Extension of Maturity Date. The Maturity Date of the Note is amended and extended to March 31, 2023.

2. Compensation for Extension. In exchange for the extension of the Maturity Date, $30,000.00 shall be added to the principal amount outstanding on the Note between the Company and Holder as of the Effective Date hereof and the Company shall issue Holder 250,000 (two hundred fifty thousand) shares of Common Stock.

3. Prepayment. In the event that the Company shall pay any amounts due under the Note prior to the Maturity Date defined herein, the Company shall remit to Holder the product of the amount tendered multiplied by one hundred twenty percent (120%).

[Signature Page to Amendment No 5. to the Convertible Promissory Note]

4. Effectiveness; Conflict. Except as modified hereby, the Note and terms thereof shall remain in full force and effect. On and after the effectiveness of this Amendment, each reference in the Notes to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Note, as amended by this Amendment. To the extent the terms of this Amendment conflict with any provision of the Note or any of the documents referenced therein, then the provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY

DIGERATI TECHNOLOGIES, INC.

BY:	/s/ Arthur L. Smith
Chief Executive Officer

HOLDER

LGH Investments, LLC

BY:
Managing Member